Exhibit 99.1

Jones Lang LaSalle
**Income Property Trust**℠

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

| | | | |
|---|---|---|---|
| Contact | Molly Schlax | Date | February 24, 2014 |
| Telephone | +1 312 729 3661 | Email | molly.schlax@fleishman.com |

## Jones Lang LaSalle Income Property Trust Announces Results of 4Q 2013 Portfolio Activities

- Acquired three 100% leased properties, disposed of 15 properties
- Increased portfolio occupancy from 92% to 96%
- Reduced weighted average cost of debt from 5.6% to 4.4%
- Increased fourth quarter dividend by 10%

**Chicago** (February 24, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced the results of its execution on a number of strategic initiatives in the fourth quarter of 2013, positioning its portfolio of diversified core properties for future growth and enhanced stockholder value.

During the fourth quarter, it acquired three, 100-percent-leased, industrial properties for $39 million. In three separate transactions, it also disposed of 15 properties that no longer complemented the core strategy, generating $72 million in net proceeds for reinvestment. It also refinanced five apartment properties within the portfolio, reducing the weighted average interest rate on those loans from 5.57 percent to 2.61 percent. These combined activities reduced 2014 debt maturities from $220 million to $12 million.

"The fourth quarter accomplishments of our asset management team completed an extraordinarily productive year," commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. "As we began 2013, we told stockholders that we would reduce our leverage on an accretive basis, acquire new properties to further diversify our holdings, and strengthen our liquidity and balance sheet. Having executed on each of these objectives, we also increased our fourth quarter dividend by 10 percent. As we grow our portfolio of diversified core properties, we remain committed to actively managing our portfolio to provide attractive income returns, preserve value and generate moderate appreciation over time for our stockholders."

In addition to the fourth quarter accomplishments, Jones Lang LaSalle Income Property Trust significantly improved its operating metrics throughout 2013. By retiring debt, refinancing mortgage loans and acquiring new properties, the company-wide leverage ratio was reduced to 45 percent from 63 percent a year earlier. Its weighted average cost of debt also declined from 5.6 percent to 4.4 percent at year-end. Portfolio occupancy was 96 percent at year-end, up from 92 percent at the beginning of the year. Earlier in the year, it secured a $40 million revolving line of credit – enhancing its ability to pursue new acquisitions and providing additional liquidity for working capital. Since the fourth quarter of 2012, Jones Lang LaSalle Income Property Trust has acquired nine new properties totaling over $200 million in new investments, including two grocery-anchored, community retail centers located in strong suburban markets, six 100-percent-leased industrial properties in national distribution hubs and a seven-level parking garage located in the heart of Miami’s South Beach. These new investments are expected to provide stable income while further diversifying its portfolio across multiple property types and geographic markets. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.